THE WEISS FUND
                      Weiss Treasury Only Money Market Fund
                        Weiss Millennium Opportunity Fund

Dear Valued Shareholder:

         On behalf of the Board of Trustees (the "Board") of The Weiss Fund (the "Trust"), comprised of Weiss Treasury Only Money Market Fund ("Money Market Fund") and Weiss Millennium Opportunity Fund ("Opporunity Fund") (each a "Fund" and, collectively, the "Funds"), we are pleased to invite you to a special meeting of the shareholders ("Special Meeting") of the Funds, to be held at [ _______ ] Eastern time, on January 29, 2002, at [INSERT CONVENTION CENTER ADDRESS].

         At the Special Meeting you will be asked to consider and approve the following proposals: (i) to elect members of the Board; (ii) for shareholders of Money Market Fund, to approve an amended and restated Investment Management Agreement between the Trust, on behalf of Money Market Fund, and Weiss Money Management, Inc. ("Weiss"); (iii) to approve a Subadvisory Agreement between Weiss and Delray Financial Corporation; and (iv) to attend to such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

         Each proposal is discussed in detail in the enclosed Proxy Statement. All of the proposals have been approved by the Board. We are asking you to consider them carefully and express your vote on the enclosed proxy ballot or at the Special Meeting.

          Because  of the  importance  of  these  proposals,  AlamoDirect,  Inc.
("Alamo"), a professional solicitation firm, has been employed to assist shareholders in the voting process. As the date of the Special Meeting approaches, if we have not already heard from you, you may receive a telephone call from a representative of Alamo reminding you to exercise your right to vote.

                 THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                       IN FAVOR OF EACH OF THE PROPOSALS.

         The formal Notice of Special Meeting, a proxy statement and a proxy ballot are enclosed. If you are a shareholder of more than one Fund, or have more than one account registered in your name, you will receive one proxy ballot for each account. Please vote and return each ballot that you receive.

         We look forward to your attendance at the Special Meeting or to receiving your proxy ballot so that your shares may be voted at the Special Meeting. If you have any questions, please do not hesitate to call us at [1-800-289-8100].


                                                  Sincerely,


                                                  ------------------
                                                  Clara A. Maxcy
                                                  Vice President and Secretary

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
                                 THE WEISS FUND
                      Weiss Treasury Only Money Market Fund
                        Weiss Millennium Opportunity Fund

To Shareholders:

         PLEASE TAKE NOTE THAT a special meeting of the shareholders ("Special Meeting") of The Weiss Fund (the "Trust"), consisting of Weiss Treasury Only Money Market Fund ("Money Market Fund") and Weiss Millennium Opportunity Fund ("Opportunity Fund") (each a "Fund" and, collectively, the "Funds"), will be held at [ _______ ] Eastern time, on January 29, 2002, at [ INSERT CONVENTION CENTER ADDRESS], for the following purposes:

          1.   To elect members of the Board of Trustees of the Trust;

          2. For shareholders of Money Market Fund, to approve an amended and restated Investment Management Agreement between the Trust, on behalf of Money Market Fund, and Weiss Money Management, Inc. ("Weiss");

          3. To approve a Subadvisory Agreement between Weiss and Delray Financial Corporation; and

          4. To attend to such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

         Please read the enclosed proxy statement carefully for information concerning the proposals to be placed before the Special Meeting.

       THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR
                           OF EACH OF THE PROPOSALS.

         Shareholders of record as of the close of business on December 6, 2001, are entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) thereof.

         In the event that the necessary quorum to transact business or the vote required to approve any Proposal is not obtained at the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting in accordance with applicable law to permit further solicitation of proxies with respect to that Proposal. Any such adjournment as to a matter will require the affirmative vote of the holders of a majority of the shares of the Trust (for a Trust-wide vote) or Fund (for a Fund-wide vote) in person or by proxy at the Special Meeting. The persons named as proxies will vote FOR any such adjournment those proxies they are entitled to vote in favor of that Proposal, and will vote AGAINST any such adjournment those proxies to be voted against that Proposal.

By Order of the Board of Trustees,

Clara A. Maxcy
Vice President and Secretary
[                      ], 2001

              YOUR VOTE IS IMPORTANT TO US REGARDLESS OF THE NUMBER
              OF SHARES THAT YOU OWN. PLEASE VOTE BY RETURNING YOUR
           PROXY BALLOT(S) TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
              (OR TAKE ADVANTAGE OF THE [ELECTRONIC OR] TELEPHONIC
              VOTING PROCEDURES DESCRIBED IN THE PROXY BALLOT(S)).
              YOUR PROMPT RETURN OF THE ENCLOSED BALLOT(S) (OR YOUR
     VOTING BY OTHER AVAILABLE MEANS) MAY SAVE THE NECESSITY AND EXPENSE OF FURTHER SOLICITATIONS. IF YOU WISH TO ATTEND THE SPECIAL MEETING AND VOTE
      YOUR SHARES IN PERSON AT THAT TIME, YOU WILL STILL BE ABLE TO DO SO.

PRELIMINARY COPY


                                 PROXY STATEMENT
                              [_________ __, 2001]

           WEISS TREASURY ONLY MONEY MARKET FUND ("Money Market Fund")
             WEISS MILLENNIUM OPPORTUNITY FUND ("Opportunity Fund")

                            Each a Separate Series of
                          THE WEISS FUND (the "Trust")

                            Toll Free: (800) 289-8100
                                 4176 Burns Road
                        Palm Beach Gardens, Florida 33410
 ------------------------------------------------------------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                         To be Held on January 29, 2002
 ------------------------------------------------------------------------------

Introduction

         This proxy statement is being furnished to shareholders of Money Market Fund and Opportunity Fund (each a "Fund" and, collectively, the "Funds") in connection with three proposals (each a "Proposal" and, collectively, the "Proposals"). In accordance with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), the Board of Trustees of the Trust (the "Board") is soliciting your vote for a special meeting of shareholders of each Fund (the "Special Meeting") to be held at [ _______ ] Eastern time, on January 29, 2002, at [INSERT CONVENTION CENTER ADDRESS]. Proposal 1 proposes the election of Trustees. Proposal 2 proposes the approval of an amendment to the Investment Management Agreement between the Trust, on behalf of Money Market Fund, and Weiss Money Management, Inc. ("Weiss"), the Funds' investment adviser. Proposal 3 proposes the approval of a Subadvisory Agreement between Weiss and Delray Financial Corporation ("Delray").

What's new with the Weiss Funds?

          The Funds and Weiss have undergone organizational changes that have implications for the way the Funds are managed. John N. Breazeale, the portfolio manager for the Funds, resigned from his position at Weiss in order to form his own investment management firm, Delray. The Board has determined that retaining Delray as subadviser to the Funds is in the best interests of the Funds and their shareholders. Accordingly, the Board is asking shareholders to approve a Subadvisory Agreement between Weiss and Delray, thereby allowing the Funds to continue to receive the benefit of Mr. Breazeale's investment advice. Weiss would remain the Funds' investment manager, providing compliance monitoring and oversight in light of the Funds' obligations under the 1940 Act and other federal, state and local laws, providing reports to the Board, and implementing the execution of transactions recommended by Delray in the exercise of Weiss' independent judgment regarding the appropriateness of Delray's investment recommendations for each Fund in accordance with its investment objectives, policies and restrictions.

         Mr.   Breazeale  also  resigned  from  the  Board,  and  following  his resignation, the Board appointed a new Trustee to fill the vacancy. The Board is soliciting the election of the full five member slate of Board members.

         Notwithstanding these changes, the Funds and their shareholders will receive the same services as they currently enjoy. As you read this proxy statement, please keep in mind the following:

         Management of your Fund will not change significantly. These proposals will not result in a significant change in the actual management of your Fund. Delray will become the Funds' subadviser and Mr. Breazeale will continue to have responsibility for making portfolio recommendations for the Funds, while Weiss will continue to have responsibility for the day-to-day management of the Funds and the implementation of investment advice according to the objectives and policies of each Fund.

         The objectives and policies of your Fund will not change. Your Fund's investment objectives and policies will remain the same.

         The advisory fees paid by your Fund will not increase.

Which Proposals apply to my Fund?

         The following table identifies each Proposal to be presented at the Special Meeting and the Funds whose shareholders the Board is soliciting with respect to that Proposal:


           Proposal                                  Affected Funds


1. To elect members of the Board.            Money Market Fund and Opportunity
                                             Fund

2. To approve an amended and restated        Money Market Fund only
   Investment Management Agreement
   between the Trust, on behalf of
   Money Market Fund, and Weiss.

3. To approve a Subadvisory Agreement        Money Market Fund and Opportunity
   between Weiss and Delray.                 Fund

Who is asking for my vote?

         The Board is sending this proxy statement and the enclosed proxy ballot(s) to all shareholders of the Funds. The Board is soliciting your proxy to vote at the Special Meeting.

Why did you send me this booklet?

         This proxy statement provides you with information you should review before voting on the matters listed above and in the Notice of Special Meeting for the Funds. You are receiving these proxy materials - a booklet that includes the proxy statement and one proxy ballot for each Fund you own - because you have the right to vote on important proposals concerning your investment in the Fund.

When and where will the Special Meeting be held?

         The Special Meeting will be held at [INSERT CONVENTION CENTER ADDRESS] on January 29, 2002, at [ ________ ] [a.m.][p.m.], Eastern time, and, if the Special Meeting is postponed or adjourned, at any postponement or adjournment of that Meeting. If you expect to attend the Special Meeting in person, please notify the Funds by calling [1-800-289-8100].

Who is eligible to vote?

          The Board is sending this proxy statement, the attached Notice of Special Meeting and the enclosed proxy ballot(s) on or about December 21, 2001 to all shareholders of record who are eligible to vote. Shareholders who owned shares in any Fund at the close of business on December 6, 2001 ("Record Date") are eligible to vote. Appendix 1 sets forth the number of shares of each Fund issued and outstanding as of the Record Date. To the best of the Trust's knowledge, as of [________ __, 2001], no person owned beneficially more than 5% of any class of any Fund, except as set forth in Appendix 2. The word "you" is used in this proxy statement to refer to the person or entity who owns the Fund shares and who, therefore, has voting rights in connection with the shares. For pension plans, this usually means the trustees for the plan.

Who votes on each Proposal?

         Shareholders of both Funds will vote as a group on Proposal 1 (i.e., a Trust-wide vote). Shareholders of Money Market Fund only will vote on Proposal 2, and shareholders of each Fund will vote separately on Proposal 3 (i.e., Fund-wide votes).

How do I vote?

         In addition to solicitation by mail, certain officers and representatives of the Trust, officers and employees of Weiss or its affiliates and certain financial services firms and their representatives, who will receive no extra compensation for their services, may solicit proxies by telephone, telegram or personally.

          AlamoDirect, Inc. ("Solicitor") has been engaged to assist in the solicitation of proxies, at an estimated cost of $7,000. As the date of the Special Meeting approaches, certain Fund shareholders may receive a telephone call from a representative of the Solicitor if their votes have not yet been received. Authorization to permit the Solicitor to execute proxies may be obtained by telephonic instructions from shareholders of a Fund. Proxies that are obtained telephonically [or electronically] will be recorded in accordance with certain procedures, as explained further in the "General Information" section of this proxy statement. The Board believes that these procedures are reasonably designed to ensure that both the identity of the shareholder casting the vote and the voting instructions of the shareholder are accurately determined.

Can I revoke my proxy after I vote it?

         Any shareholder giving a proxy has the power to revoke it by mail (addressed to the Secretary at the principal executive office of the Trust at the address shown at the beginning of this proxy statement) or in person at the Special Meeting, by executing a superseding proxy ballot or by submitting a notice of revocation to the Trust.

Who pays for this proxy solicitation?

         Weiss will pay for the costs associated with the Special Meeting and the preparation and solicitation of proxies.

How can I obtain more information about the Funds?

         Copies of each Fund's Annual Report for the fiscal year ended December 31, 2000, and its Semi-Annual Report for the period ended June 30, 2001, have previously been mailed to shareholders. This proxy statement should be read in conjunction with the Annual and Semi-Annual Reports. You can obtain copies of those Reports, without charge, by writing to Weiss Money Management, Inc., 4176 Burns Road, Palm Beach Gardens, Florida 33410, or by calling [1-800-289-8100].

How does the Board recommend that I vote?

         The Board recommends that shareholders vote FOR each of the Proposals described in this proxy statement.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

What is the Proposal?

         At the Special Meeting, shareholders will be asked to elect five individuals nominated by the Board ("Nominees") to constitute the Board. Information about each Nominee is set forth below. All of the Nominees are currently Trustees of the Trust and each has consented to continue to serve as a Trustee if re-elected by shareholders.

Who are the Nominees?

          For election of Trustees at the Special Meeting, the Board has nominated Martin D. Weiss, Esther S. Gordon, Robert Z. Lehrer, Donald Wilk and Clara A. Maxcy.

         The proxies will vote for the election of each of these Nominees unless you withhold authority to vote for any or all of them in the proxy. If any or all of the Nominees should become unavailable for election due to events not now known or anticipated, the persons named as proxies will vote for such other nominee or nominees as the current Trustees may recommend, or the Board may reduce the number of Trustees in accordance with the terms of the Declaration of Trust.

         No Nominee is a party adverse to the Trust or any of its affiliates in any material pending legal proceedings, nor does any Nominee have an interest materially adverse to the Trust. Except as disclosed in the tables below, no Nominee serves as a member of any other board of trustees or directors.

         The following table sets forth information concerning the Nominees who are not "interested persons" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act:


-------------------------------- -------------------------- ----------------------- --------------------------------------
     Name, Address and Age         Position(s) with the     Length of Time Served    Principal Occupation(s) During Past
                                           Trust                                                   5 Years
-------------------------------- -------------------------- ----------------------- --------------------------------------
Esther S. Gordon, 59             Trustee                    Since November 30, 1995 Retired.  Formerly Assistant Manager
422 Woodview Circle                                                                 with Southern Bell (1965 - 1994).
Palm Beach Gardens, FL  33410

Robert Z. Lehrer, 67             Trustee                    Since November 30, 1995 President, Wyndmoor Industries Inc.
P.O. Box 1679                                                                       (1957 - present).  Registered
107 Commodore Drive                                                                 securities broker.
Jupiter, FL  33468-1679

Donald Wilk, 63                  Trustee                    Since November 30, 1995 President, Donald Wilk Corporation
6044 Petaluma Drive                                                                 (1990 - present). Computer sales and
Boca Raton, FL  33433                                                               credit card processing.


         The following table sets forth information concerning the officers, and the Nominees who are interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act:

---------------------------------- ------------------------ ----------------------- --------------------------------------
      Name, Address and Age         Position(s) with the    Length of Time Served    Principal Occupation(s) During Past
                                            Trust                                                  5 Years
---------------------------------- ------------------------ ----------------------- --------------------------------------
Martin D. Weiss, 54                President and Trustee*   Trustee since           Editor of "Safe Money Report";
4176 Burns Road                                             November 30, 1995,      President and Director, Weiss Group,
Palm Beach Gardens, FL 33410                                President since         Inc. (1971 - present); President,
                                                            November 19, 2001       Weiss (November 1980 - April 1995);
                                                                                    Sole Director, Weiss (November, 1980 -
                                                                                    present).

Clara A. Maxcy, 43                 Vice-President,          Secretary since         Vice President, Weiss (February 2001
4176 Burns Road                    Secretary and Trustee*   February 11, 2000,      - present).  Operations Manager,
Palm Beach Gardens, FL 33410                                Vice President and      Compliance Administrator and
                                                            Trustee since           Corporate Secretary, Weiss (August
                                                            November 19, 2001       1996 - February 2001).
                                                                                    Financial/Operations Principal,
                                                                                    Weiss Funds, Inc. (principal
                                                                                    underwriter of the Funds) (January
                                                                                    1996 - present).  Operations
                                                                                    Manager/Research Assistant, Weiss
                                                                                    Research, Inc. (November 1993 -
                                                                                    August 1996).


J. Barry Clause, 37                Treasurer                July 27, 2000           Vice President and Director of
103 Bellevue Parkway                                                                Accounting, PFPC Inc. (2000 -
Wilmington, DE  19809                                                               present).  Assistant Vice President
                                                                                    and Accounting Manager, PFPC Inc.
                                                                                    (1992-2000).


*Dr. Weiss and Ms. Maxcy are deemed to be "interested persons" of the Trust by virtue of their employment by Weiss. Trustees who are not "interested persons" are referred to herein as "Independent Trustees."

Do the Nominees own shares of the Funds?

          Appendix 3 sets forth the number of shares of each class of each Fund held directly or indirectly by the Nominees. To the best of the Trust's knowledge, as of [________ __, 2001] as a group the Nominees and officers of the Trust owned less than 1% of the outstanding shares of each class of each Fund. There have been no purchases or sales of any securities of Weiss or any subsidiary thereof by any Nominee since the beginning of the most recently completed fiscal year.

Do the officers own shares of the Funds or the investment adviser?

          [            ]

Why are Trustees being elected at the present time?

         The Trustees have determined that a Board consisting of five members, three of whom are Independent Trustees, has been an effective size in overseeing the Funds. Therefore, the Trustees nominated to the Board all of the individuals who currently serve as trustees of the Trust.

         In connection with his resignation from Weiss, John N. Breazeale resigned from the Board effective October 3, 2001. Four of the current Trustees were elected to the Board by the sole shareholder of the Trust at the Trust's inception. Under the 1940 Act, the Board may fill vacancies or appoint new trustees if, immediately thereafter, at least two-thirds of the directors have been elected by shareholders. Accordingly, the Board filled the vacancy created by Mr. Breazeale's resignation by appointing an additional Trustee without a shareholder election. After such appointment, 80% of the Board has been elected by shareholders. However, if one more of the Trustees elected by shareholders should later vacate the Board, this would necessitate that the Funds undergo the expense of a separate proxy statement to elect new Board members in order to retain a full slate of five Trustees. Because of this risk, the Board has determined that it is in the best interests of the Funds and their shareholders to include a proposal to elect all five members of the Board in this proxy statement. The Board met to discuss Board candidates and, after due consideration, recommend to shareholders the Nominees indicated above. In making such recommendation, the Board took into consideration the knowledge, background, and experience of the Nominees with the Funds.

         The compensation arrangements for the Trust has not been changed by the Board, so if shareholders elect the Nominees, their compensation as Trustees would be the same as that currently in effect, as discussed later in this proxy statement. If these measures are approved by shareholders, the newly constituted Board may choose to consider whether the compensation of the Trustees should be changed.

How long can Trustees serve on the Board?

         Trustees generally hold office until their successors are elected and qualified. A Trustee may resign or may be removed by a vote of two-thirds of the Trustees or by two-thirds of the holders of the outstanding shares of the Trust at any time.

Are there any Committees of the Board?

          The Board has an Audit Committee whose function is to assist the Board in fulfilling its responsibilities to shareholders of the Funds relating to accounting and reporting, internal controls and the adequacy of auditing relative thereto. The Audit Committee currently consists of the Independent Trustees, who are Esther S. Gordon, Robert Z. Lehrer and Donald Wilk. Mr. Wilk serves as Chairman of the Committee. During the last year, the Committee held two meetings.

How often does the Board meet?

          The Board currently conducts regular meetings four times a year. The Audit Committee currently meets two times per year. In addition, the Board or the Audit Committee may hold special meetings by telephone or in person to discuss specific matters that may require action prior to the next regular meeting. During 2000, the Board held four meetings, and the Audit Committee held two meetings, including regularly scheduled meetings and special meetings, whether in person or by telephone. All of the Independent Trustees attended all of the Board and Audit Committee meetings in 2000. Mr. Breazeale attended all of the Board meetings in 2000. Mr. Weiss attended fewer than 75% of the Board meetings in 2000.

What are the Trustees paid for their services?

         Each Independent Trustee receives an annual fee of $1,500, $500 for each Board meeting attended, $250 for each Audit Committee or other meeting attended, plus reimbursement for out-of-pocket expenses for serving in that capacity. Unless changed by the Board, the Trustees will continue to be compensated under the arrangements that are currently in place. None of the Trustees currently is entitled to receive pension or retirement benefits. Weiss pays the compensation and certain expenses of their personnel who serve as Trustees of the Trust, and receives management fees for its services. The Trustees who are employees of Weiss participate in the fees paid to Weiss, and the Trust makes no direct payments to them.

         The following table sets forth information regarding the compensation paid from the Trust to the Independent Trustees during 2000 for service on the
Board:


                                          Pension or
                                          Retirement                                  Total Compensation
                       Aggregate          Benefits Accrued     Estimated Annual       from Trust and
                       Compensation       as Part of Trust     Benefits Upon          Fund Complex Paid
Name (Position)        from Trust         Expenses             Retirement             to Trustee

Esther S. Gordon       $[     ]           None                 None                   $[     ]
(Trustee)
Robert Z. Lehrer       $[     ]           None                 None                   $[     ]
(Trustee)
Donald Wilk            $[     ]           None                 None                   $[     ]
(Trustee)


What are officers paid for their services?

         The Trust does not pay its officers for the services they will provide to the Trust. Instead, the officers, who are also officers or employees of Weiss or PFPC, Inc., the administrator to the Funds ("PFPC"), are compensated by Weiss or PFPC. The Trust's officers are appointed by the Board and hold office until they resign, are removed or are otherwise disqualified to serve.

What is the vote required?

         The affirmative vote of a plurality of the shares of the Trust voting at the Special Meeting, in person or by proxy, is required to approve the election of each Nominee to the Board.

What is the Board's recommendation on Proposal 1?

         The Board recommends that shareholders VOTE FOR the election of each of the Nominees.

                                   PROPOSAL 2
               APPROVAL OF AMENDED INVESTMENT MANAGEMENT AGREEMENT
                      (Money Market Fund Shareholders Only)

What is the Proposal?

          On November 19, 2001 the full Board, including all of the Independent Trustees, voted to approve an amended and restated Investment Management Agreement between the Trust, on behalf of Money Market Fund, and Weiss (the "amended management agreement"), subject to the approval of shareholders. A form of the proposed amended management agreement is included as Exhibit A. The following discussion of the amended management agreement is qualified in its entirety by reference to the agreement set forth in Exhibit A.

         If approved by shareholders, the amended management agreement would, unless terminated early, continue from year to year thereafter, provided that each such continuance is approved annually (i) by the Board, or by the vote of a majority of the outstanding voting securities of Money Market Fund, and (ii) by a majority of the Independent Trustees who are not parties to the amended management agreement.

What are the new terms of the amended management agreement?

         The terms of the amended management agreement are related to the advisory services to be provided to Money Market Fund and are substantially similar in all material respects to the terms of the current management agreement, except that a provision is being added to that agreement to allow Money Market Fund to utilize the services of a subadviser. This amendment to the current agreement will permit Weiss to hire Delray to act as subadviser to Money Market Fund, subject to shareholder approval of the arrangement (described below in Proposal 3).

         Like the current agreement, the amended management agreement provides that Weiss is not subject to liability to Money Market Fund for any act or omission in the course of, or connected with, rendering services under the agreement, except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under the agreement. In addition, the amended management agreement provides that Weiss would not be subject to liability to Money Market Fund for any act or omission in the course of, or in connection with, a subadviser's rendering services under a subadvisory agreement, except by reason of Weiss's willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under the agreement.

         The amended management agreement may be terminated by Money Market Fund without penalty upon not less than 60 days' notice by the Board or by a vote of the shareholders of a majority of the Fund's outstanding shares, or upon not less than 60 days' notice by Weiss. The amended management agreement would terminate automatically in the event of its "assignment" (as defined in the 1940
Act).

What is the effective date for the amended management agreement?

          Money Market Fund commenced operations on June 28, 1996. The current management agreement is dated January 16, 1996 and was last approved by the Board on November 19, 2001, and the Fund's sole initial shareholder on November 30, 1995 so that Money Market Fund could commence operations. The anticipated effective date for the amended management agreement is January 29, 2002.

Will the investment advisory fees increase?

         No. There will be no change in the advisory fees to be paid by Money Market Fund. If Money Market Fund's shareholders approve the subadvisory arrangement with Delray, Weiss will pay a portion of its fees received from Money Market Fund to Delray for its services to the Fund. Under the current and amended management agreements, the Fund pays Weiss a monthly fee at the annual rate of 0.50% of the Fund's average net assets.

         For the most recent fiscal year ended December 31, 2000, Weiss received advisory fees of $111,041 from the Fund after waiving fees of $464,086 in order to maintain total Fund operating expenses at 0.50% of the Fund's average net assets. Weiss does not act as investment adviser to any other investment companies with investment objectives similar to those of the Fund.

Will there be expense limitations imposed on the Fund?

         Yes. Weiss has contractually agreed to limit the total operating expenses of the Fund (excluding interest, taxes, brokerage commissions, litigation, indemnification, and extraordinary expenses) to an annual rate of 0.60% of the Fund's average net assets, which lowers the Fund's expenses and increases its yield. This contractual expense limitation is currently in effect through April 30, 2002 and may be terminated or revised each year, at which point the Fund's expenses may increase and its yield may be reduced.

Who is Weiss?

          Weiss is registered as an investment adviser with the Securities and Exchange Commission ("SEC"). The firm manages mutual funds and private and institutional accounts. It has its principal offices at 4176 Burns Road, Palm Beach Gardens, Florida 33410. As of November 30, 2001, Weiss manages over $275 million in assets. Weiss is a wholly-owned subsidiary of Weiss Group, Inc., also located at 4176 Burns Road, Palm Beach Gardens, Florida 33410. Appendix 4 also contains a list of the principal executive officers and the sole director of Weiss and identifies those individuals who are officers and/or Trustees of the Trust that are also officers and/or the sole director of Weiss. Martin D. Weiss is the sole director and majority shareholder of Weiss Group, Inc. The Radcliffe Family Investment Co. Limited, 4176 Burns Road, Palm Beach Gardens, Florida 33410, owns 10% of Weiss Group, Inc.

What factors did the Board consider?

         In approving the amended management agreement, the Board considered a number of factors, including: (1) Weiss' experience in overseeing a subadviser for Opportunity Fund; (2) the benefits to the Fund and its shareholders that would arise from allowing the Fund's former portfolio manager to provide subadvisory services to the Fund; (3) the performance of the Fund; (4) the fact that the advisory fees will not increase; (5) the commonality of terms of the amended management agreement and the current agreement; and (6) the fairness of the compensation payable to Weiss under the amended management agreement in light of the services provided.

         Based upon their review, the Board has determined that the amended management agreement is in the best interests of Money Market Fund and its shareholders. Accordingly, after consideration of the factors described above, and such other factors and information it considered relevant, the Board, including the unanimous vote of the Independent Trustees, approved the amended management agreement and recommended that Money Market Fund's shareholders vote in favor of the amended management agreement.

What is the required vote?

         Approval of the amended management agreement requires the affirmative vote of a majority of the outstanding voting securities of Money Market Fund, which, for this purpose, means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Fund, or (2) 67% or more of the shares of the Fund present at the meeting, if more than 50% of the outstanding shares of the Fund are represented at the meeting in person or by proxy.

What is the Board's recommendation on Proposal 2?

         The Board recommends that you VOTE FOR this Proposal. Should the amended management agreement not be approved by shareholders, or if the proposed subadvisory agreement in Proposal 3 is not approved by shareholders, Weiss may continue to serve as the investment adviser under the current agreement until such time as the Trustees determine an appropriate course of action.

                                   PROPOSAL 3
                        APPROVAL OF SUBADVISORY AGREEMENT

What is the Proposal?

          John N. Breazeale, the portfolio manager for the Funds, recently resigned from his position at Weiss in order to form his own investment management firm, Delray. The Board has determined that retaining Delray as subadviser to the Funds is in the best interests of the Funds and their shareholders. Accordingly, the Board is asking shareholders to approve a Subadvisory Agreement between Weiss and Delray, thereby allowing the Funds to continue to receive the benefit of Mr. Breazeale's investment advice. Weiss would remain the Funds' investment manager, providing compliance monitoring and oversight in light of the Funds' obligations under the 1940 Act and other federal, state and local laws, providing reports to the Board, and implementing the execution of transactions recommended by Delray in the exercise of Weiss' independent judgment regarding the appropriateness of Delray's investment recommendations for each Fund in accordance with its investment objectives, policies and restrictions.

          The Board has approved the engagement of Delray as subadviser to each of the Funds. Accordingly, on November 19, 2001, the Board approved a Subadvisory Agreement between Weiss and Delray for the Funds (the "Proposed Subadvisory Agreement"). Under the Proposed Subadvisory Agreement, Weiss would have overall responsibility for the management of the Funds. As the subadviser, Delray would make portfolio recommendations to Weiss for the Funds, and Weiss' would implement those recommendations based on the exercise of its independent judgment. A form of the Proposed Subadvisory Agreement is included as Exhibit B. The following discussion of the Proposed Subadvisory Agreement is qualified in its entirety by reference to the agreement set forth in Exhibit B.

         If approved by shareholders, the Proposed Subadvisory Agreement will remain in effect for two years from the date it takes effect unless terminated early, and will continue from year to year thereafter with respect to a Fund, provided that each such continuance is approved annually (i) by the Trust's Board, or by the vote of a majority of the outstanding voting securities of the applicable Fund, and in either case, (ii) by a majority of the Trust's Independent Trustees who are also not parties to the Proposed Subadvisory Agreement.

What are the terms of the Proposed Subadvisory Agreement?

         Under the Proposed Subadvisory Agreement, Delray would act as subadviser to the Funds. In this capacity, Delray, subject to the supervision of the Board and Weiss, would render continuous investment advice to Weiss as to the investment of each Fund's assets.

         Pursuant to the Proposed Subadvisory Agreement, Delray is paid a specified fee by Weiss. This fee is not paid directly by the Funds, so the adviser/subadviser arrangement would not increase the cost of advisory services to the Funds. The Proposed Subadvisory Agreement provides that Delray will not be liable for any act or omission related to any services provided except by reason of willful misfeasance, bad faith or gross negligence in the performance of those duties, or by reason of reckless disregard of its obligations and duties under the Proposed Subadvisory Agreement. The Proposed Subadvisory Agreement can be terminated with respect to a Fund by either party on 60 days' notice, and by the Fund or by vote of the Fund's shareholders on 60 days' notice.

Who is Delray?

          Delray is a Delaware corporation registered as an investment adviser with the SEC. It has its principal offices at 10356 St. Andrews Road, Boynton Beach, Florida 33436. John N. Breazeale, 10356 St. Andrews Road, Boynton Beach, Florida 33436, is the [sole owner, principal executive officer and sole director of Delray]. Mr. Breazeale is the former portfolio manager for both of the Funds, and is currently acting as a consultant to Weiss. There are no individuals who serve as officers and/or trustees of the Trust that are also officers and/or directors of Delray. Delray does not act as investment adviser to any other investment company.

What are the proposed subadvisory fees?

         As compensation for its services as investment adviser, Money Market Fund pays Weiss a monthly advisory fee as set forth under Proposal 2, and Opportunity Fund pays Weiss a monthly payment of a fee at the annual rate of 1.50% of Opportunity Fund's average net assets. Weiss would pay Delray a quarterly subadvisory fee at the rate of 10% of all fees payable during that period by each Fund to Weiss, net of any fee waivers or expense reimbursements. The investment subadvisory fee would be paid by Weiss, not the Funds.

          Consistent with its obligation to seek best execution of Fund securities transactions, Weiss from time to time directs brokerage transactions to broker-dealers who provide research and execution products and services ("soft dollar benefits") to Weiss. Pursuant to the Proposed Subadvisory
Agreement, Weiss will make available certain of such soft dollar benefits to Delray to assist Delray in its provision of services to the Funds.


What factors did the Board consider?

          In considering whether to recommend that the Proposed Subadvisory Agreement be approved by shareholders, the Board considered, among other things, that the Proposed Subadvisory Agreement would allow Mr. Breazeale, through Delray, to continue to provide investment advisory services to the Funds. The Board also considered the nature and quality of the portfolio management services that have been rendered by Mr. Breazeale to date and, in particular, Mr. Breazeale's qualifications as the previous portfolio manager for the Funds and information related to Mr. Breazeale's past record of performance with the Funds. In addition, the Board considered the importance of maintaining continuity of advisory services from Mr. Breazeale, through Delray. The Board also noted that the overall advisory fees would remain the same and that the advisory services to be provided by Delray under the Proposed Subadvisory Agreement would be substantially the same as the advisory services previously provided by Mr. Breazeale as portfolio manager for the Funds, although Weiss' would retain ultimate discretion concerning whether to implement Mr. Breazeale's recommendations.

What is the required vote?

         Approval of the Proposed Subadvisory Agreement with respect to a Fund will require the affirmative vote of a "majority of the outstanding voting securities" of that Fund, which, for this purpose, means the affirmative vote of the lesser of (1) more than 50% of the Fund's outstanding shares, or (2) 67% or more of the Fund's shares present at the meeting, if more than 50% of the Fund's outstanding shares are represented at the meeting in person or by proxy.

What is the Board's recommendation on Proposal 3?

         The Board recommends that you VOTE FOR the approval of the Proposed Subadvisory Agreement between Weiss and Delray. If the Proposed Subadvisory Agreement is not approved, the Trustees will determine what action, if any, should be taken. The Trustees may consider proposing a different subadviser, or having no subadviser.

                               GENERAL INFORMATION

Who is the distributor and administrator of the Funds?

          Weiss Funds, Inc., located at 4176 Burns Road, Palm Beach Gardens, Florida 33410, serves as the distributor of the Funds. PFPC, located at 103 Bellvue Parkway, Wilmington, Delaware 19809, serves as the administrator to the Funds.

What are the voting procedures?

         In all cases where a telephonic proxy is solicited, the Solicitor representative is required to ask for each shareholder's full name and address, or the last four digits of the shareholder's social security or employer identification number, or both, and to confirm that the shareholder has received the proxy materials in the mail. If the shareholder is a corporation or other entity, the Solicitor is required to ask for the person's title and confirmation that the person is authorized to direct the voting of the shares. If the information solicited agrees with the information provided to the Solicitor, then the Solicitor representative has the responsibility to explain the process, read the Proposals on the proxy ballot(s), and ask for the shareholder's instructions on the Proposals. Although the Solicitor representative is permitted to answer questions about the process, he or she is not permitted to recommend to the shareholder how to vote, other than to read any recommendation set forth in the proxy statement. The Solicitor will record the shareholder's instructions on the ballot. Within 72 hours, the shareholder will be sent a letter or mailgram to confirm his or her vote and asking the shareholder to call the Solicitor immediately if his or her instructions are not correctly reflected in the confirmation.

         If a shareholder wishes to participate in the Special Meeting, but does not wish to give a proxy by telephone [or electronically], the shareholder may still submit the proxy ballot(s) originally sent with the proxy statement or attend in person. Should shareholders require additional information regarding the proxy or replacement proxy ballot(s), they may contact the Solicitor toll-free at [ ]. As explained above, any proxy given by a shareholder is revocable until voted at the Special Meeting.

         Shareholders may also provide their voting instructions through telephone touch-tone voting [or Internet voting ([www. .com])]. These options require shareholders to input a control number which is located on each proxy ballot. After inputting this number, shareholders will be prompted to provide their voting instructions on the Proposals. Shareholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their telephone call [or Internet link]. [Shareholders who vote on the Internet, in addition to confirming their voting instructions prior to submission, will also receive an e-mail confirming their instructions upon request.]

What happens to my proxy once I vote it?

         The Board has named Martin D. Weiss and Clara A. Maxcy as proxies. If you followed the instructions when you voted, your shares will be voted as you have directed. If you submitted your proxy but did not vote on any Proposal, your shares will be voted on that Proposal as recommended by the Board.

What if a Proposal that is not in the proxy statement comes up at the Special Meeting?

         If any other matter is properly presented, the individuals named as proxies will vote in accordance with their best judgment. At the time this proxy statement was printed, the Board knew of no matter that needed to be acted on at the Special Meeting other than those discussed in this proxy statement.

I want to attend the Special Meeting and vote in person. How do I do this?

         If you attend the Special Meeting and wish to vote in person, you will be given a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a letter from the nominee indicating that you are the beneficial owner of the shares on the record date and authorizing you to vote.

What are my voting rights and the quorum requirements?

         As of the record date, Money Market Fund offered one class of shares to the public, and Opportunity Fund offered two classes of shares, Class A and Class S shares. Each class of shares has the same rights, privileges and preferences, except with respect to: (a) the effect of sales charges, if any;
(b) the different distribution and/or service fees, if any, borne by each class;
(c) the expenses allocable exclusively to each class; (d) voting rights on matters exclusively affecting a single class; and (e) the exchange privilege of each class. Appendix 1 sets forth the number of shares of each class of each Fund issued and outstanding as of the record date. Shareholders of Opportunity Fund will vote on each applicable Proposal as a single class regardless of the class of shares they own.

         The presence in person or by proxy of a Fund's shareholders entitled to cast a majority in number of votes is necessary to constitute a quorum for the transaction of business. In the event that a quorum of shareholders is not represented at the Special Meeting with respect to one or both Funds, the Meeting may be adjourned by a majority of the shares of the Trust (for a Trust-wide vote) or applicable Fund (for a Fund-wide vote) present in person or by proxy until a quorum exists. If there are insufficient votes to approve a Proposal, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit additional time for the solicitation of proxies, in accordance with applicable law. Adjourned meetings must be held within a reasonable time after the date originally set for the meeting (but not more than 120 days after the record date). Solicitation of votes may continue to be made without any obligation to provide any additional notice of the adjournment. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Proposal and will vote against any such adjournment those proxies to be voted against the Proposal.

         For purposes of determining the presence of a quorum for transacting business at the Special Meeting, abstentions and broker "non-votes" will be treated as shares that are present but which have not been voted in favor of the Proposal. Broker non-votes are proxy ballots received by a Fund from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter. Accordingly, shareholders are urged to forward their voting instructions promptly. Abstentions and broker non-votes will not be counted in favor of, but will have no other effect on, Proposal 1, and will have the effect of a "no" vote on Proposals 2 and 3.

         The Funds expect that, before the Special Meeting, broker-dealer firms holding shares of the Funds in "street name" for their customers will request voting instructions from their customers and beneficial owners. If these instructions are not received by the date specified in the broker-dealer firms' proxy solicitation materials, the Funds understand that the broker-dealers that are members of the New York Stock Exchange may vote on the items to be considered at the Special Meeting on behalf of their customers and beneficial owners under rules of the New York Stock Exchange.

         The number of shares that you may vote is the total of the number shown on the proxy ballot accompanying this proxy statement. Shareholders are entitled to one vote for each full share and a proportionate vote for each fractional share held.

PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY BALLOT(S) (OR TAKE ADVANTAGE OF AVAILABLE [ELECTRONIC OR] TELEPHONIC VOTING PROCEDURES) PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board,


Clara A. Maxcy
Vice President and Secretary

                                   Appendix 1

      Number of Shares Outstanding as of the Record Date, December 6, 2001



                                                                 Total Shares
Fund                          Class A               Class S      Outstanding
----                          -------               -------      ------------
Opportunity Fund


                              Total Shares
Fund                          Outstanding
----                          ------------
Money Market Fund

                                   Appendix 2

                   Beneficial Owners of More than 5% of a Fund
                            As of [________ __, 2001]



                                                                                          Amount and Nature
                                                                                          of Beneficial         Percent
Fund Name and Class                         Name and Address of Beneficial Owner          Ownership*            of Class
-------------------                         ------------------------------------          ----------            --------
Opportunity Fund - Class A

Opportunity Fund - Class S

Money Market Fund


[*Each of these  entities is the  shareholder  of record and may be deemed to be the beneficial owner of the shares listed for certain purposes under the securities laws, although in certain instances they may not have an economic interest in these shares and would, therefore, ordinarily disclaim any beneficial ownership therein.]

                                   APPENDIX 3

                        Trustee and Nominee Shareholdings
                           As of [__________ __, 2001]



                                          Dollar Range of    Dollar Range of
                                          Equity Securities        Equity
                                          in Money Market     Securities in     Aggregate Dollar Range in all Funds
      Name of Director or Nominee               Fund        Opportunity Fund     Overseen in the Weiss Fund Complex
      ---------------------------        ------------------  ---------------     ----------------------------------



                                   APPENDIX 4

            Additional Information about Weiss Money Management, Inc.

         Weiss Money Management, Inc. ("Weiss"), a Florida corporation registered as an investment adviser with the Securities and Exchange Commission, serves as the investment adviser to The Weiss Fund (the "Trust"). Weiss is a wholly-owned subsidiary of Weiss Group, Inc. which is located at 4176 Burns Road, Palm Beach Gardens, Florida 33410.

               Principal Executive Officers and Directors of Weiss


                      Positions and Offices     Other Principal
Name                  with Investment Adviser   Position(s) Held
----                  -----------------------   ----------------

Martin D. Weiss*#     Director; Investment      President, The Weiss Fund
                      Committee Member          (November 2001-present);
                                                Editor of "Safe Money
                                                Report"; President, Weiss Group,
                                                Inc. (1971 - present).


Dana Nicholas*        President                 Vice President, Weiss Group,
                                                Inc. (November 1994 -
                                                present).


Clara A. Maxcy*#      Vice President            Vice-President, Secretary
                                                and Trustee, The Weiss
                                                Fund; Financial/Operations
                                                Principal, Weiss Funds, Inc.
                                                (January 1996 - present).


*        4176 Burns Road, Palm Beach Gardens, Florida 33410
#        Common Officer and/or Trustee of the Trust and Weiss.

                                   Exhibit A

                              Amended and Restated
                        Investment Management Agreement

                                   Exhibit B

                             Subadvisory Agreement